Exhibit 28(d)(ix)

                      CONTRACTUAL MANAGEMENT FEE WAIVER AND
                         EXPENSE REIMBURSEMENT AGREEMENT

      AGREEMENT made as of the 18th day of November, 2009 by and between GAMCO Global Series Funds, Inc. (the "Company") on behalf of The GAMCO Global Convertible Securities Fund (the "Fund"), a series of the Company, and Gabelli Funds, LLC (the "Adviser").

      With respect to the Fund, the Adviser hereby agrees to waive management fees and/or reimburse expenses to the extent necessary to maintain the Fund's Total Annual Operating Expenses (excluding brokerage costs, acquired fund fees and expenses, interest, taxes, and extraordinary expenses) at no more than 2.00% for Class AAA Shares, 2.00% for Class A Shares, 2.75% for Class B Shares and 2.75% for Class C Shares and 1.75% for Class I Shares of the average daily net assets of the Fund.

      This Agreement shall be in effect until May 1, 2011 and is renewable for an additional one-year period upon the written agreement of the parties hereto.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

GABELLI GLOBAL SERIES FUNDS, INC.                GABELLI FUNDS, LLC
ON BEHALF OF
THE GABELLI GLOBAL CONVERTIBLE
SECURITIES FUND

By:      /S/ AGNES MULLADY                       By:      /S/ BRUCE ALPERT
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Attest:  /S/ BRUCE ALPERT                        Attest:  /S/ AGNES MULLADY
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